EXHIBIT D-1

- i -

                    STATE OF CONNECTICUT
            DEPARTMENT OF PUBLIC UTILITY CONTROL


JOINT APPLICATION OF ENERGY EAST   :  DOCKET NO. 99-07-
CORPORATION AND CONNECTICUT ENERGY :
CORPORATION FOR APPROVAL OF A      :
CHANGE OF CONTROL                  :
                                   :  JULY 22, 1999







                      JOINT APPLICATION
                             FOR
               APPROVAL OF A CHANGE OF CONTROL







For Energy East Corporation     For Connecticut Energy
                                Corporation
Kenneth M. Jasinski,
Executive Vice President and    David Silverstone
General Counsel                 855 Main Street
One Canterbury Green            Bridgeport, Connecticut
P.O. Box 1196                   06604
Stamford, Connecticut 06904-    Telephone: (203) 382-8301
1196                            Facsimile: (203) 382-8357
Telephone: (203) 325-0690
Facsimile: (203) 325-1901

James E. Rice
Brody, Wilkinson and Ober,
P.C.
2507 Post Road
Southport, CT 06490-1259
Telephone: (203) 319-7112
Facsimile: (203) 254-1772


                      TABLE OF CONTENTS

                                                    Page

EXECUTIVE SUMMARY                                     1

I. INTRODUCTION                                        6

II.     DESCRIPTION OF APPLICANTS                     9

A. Energy East Corporation                               9

B. Connecticut Energy Corporation
                                                       12
C. Communications/Correspondence                        14

III.  REASONS FOR THE MERGER AND DESCRIPTION OF THE     15
TRANSACTION

A. Reasons for the Merger                               15

   1.         Enhanced Competitive Position             15

   2.         New Regulatory Framework                  17

B. A Description of the Transaction                     18

IV.ALL OF THE STATUTORY CONDITIONS UNDER CONN. GEN.     20
STAT. 16-47 ARE SATISFIED FOR THE DEPARTMENT TO
APPROVE THE CHANGE IN CONTROL

A. Energy East is Financially Suitable to Acquire       20
Control of Connecticut Energy Corporation

B. Technological and Managerial Suitability of Energy   21
East

C. The Southern Connecticut Gas Company Will Continue   25
to Provide Safe, Adequate and Reliable Service to the Public

                      TABLE OF CONTENTS

                                                    Page

D. Management and Operations                            26

1.Location and Access of Management and Operations     26

V. THE MERGER WILL BENEFIT CONNECTICUT, EMPLOYEES AND   27
CONSUMERS

VI.CONCLUSION                                           31

APPENDIX I - Compliance with Conn. Gen. Stat.  16-47
Requirements                                        34

APPENDIX II - List of Exhibits
                                                    43



EXECUTIVE SUMMARY

     Through this Application, Energy East Corporation

("Energy East") and Connecticut Energy Corporation

("Connecticut Energy") seek the Department's approval of a

change in control of Connecticut Energy and The Southern

Connecticut Gas Company ("Southern").  This proposed

strategic combination will increase competition and economic growth in the State of Connecticut, provide increased

choices for consumers and ensure the continuation of

superior safe and reliable customer service.

     Connecticut Energy has a rich history of serving the

communities of southern Connecticut for over 150 years. The

last decade, however, has brought the most dramatic and

rapid change in Connecticut Energy's history. In addition to changes in the business and economic environments, shifts in federal and state regulation opening natural gas markets to

competition have provided further impetus for altering

operating strategies. To meet many of the challenges

resulting from these changes, Connecticut Energy added

unregulated activities complementary to that of Southern,

its regulated local distribution ("LDC") business.     These

unregulated activities of Connecticut Energy have benefited

customers of Southern in important ways. They have helped to reduce risk and spread costs previously borne exclusively by customers of the regulated utility and allocated costs away

from the regulated utility. With both the liquefied natural

gas facility in Milford1  ("LNG Facility") and the financing of an 11-mile high pressure main to supply the Bridgeport

Energy merchant power facility in Bridgeport2, Southern's

ratepayers gain the benefits of Connecticut Energy's

nonutility operations as risks have shifted away from the

regulated utility's customers.  At the same time, Southern

has obtained access to new sources of cost reimbursements

and revenue streams.

     Connecticut Energy faces growing competition within the

unregulated businesses and an increasing demand for

investments in marketing and infrastructure improvements.

On the regulated side, pressure is growing on Southern to

take advantage of new opportunities and new demand for

services. Additional resources are necessary.

     Connecticut Energy has carefully followed developments

in the electric and natural gas utility industries in recent years that have substantially increased competition in these industries, particularly for the small and medium-sized

utility companies, making it difficult for them to compete

as effectively as larger companies in both regulated and

unregulated sectors. As a result, over the past several

years Connecticut Energy has developed strategic plans to

respond to the evolving competitive environment. Management

concluded that Connecticut Energy's competitive position and growth prospects in this new environment would be

significantly enhanced by, among other things, increasing

the scale of its operations and the size of its customer

base.

     Energy East has been a leader in developing a

competitive marketplace in the electric and natural gas

utility industries, with particular emphasis on the growth

of competition in the northeastern region of the country.

Energy East's primary subsidiary, New York State Electric

and Gas ("NYSEG"), was among the first regulated electric

utilities to divest itself of all of its generation assets

and open its system to choice (on a voluntary basis).

Energy East's goal is to be a premier energy services

provider in the Northeast and Energy East has elected to

achieve this goal by selectively reinvesting in electric and gas distribution businesses in the Northeast region.

     This transaction and the recently announced

transactions with CTG Resources, Inc. ("CTG Resources") and

CMP Group, Inc., the parent of Central Maine Power Company

("CMP Group"), strategically position Energy East as a

leading energy provider in the Northeast. This

transformation began in 1998 with an electric restructuring

plan that lowered prices for NYSEG customers, aggressively

promoted competition by allowing all of its customers to

choose their electricity suppliers by August 1, 1999, and

created the holding company, Energy East. Energy East

determined that its future would best be served by focusing

on the distribution of energy. The sale of coal-fired

generation assets, which resulted in after-tax proceeds of

approximately $1.3 billion, and the recently announced sale

of NYSEG's 18% ownership in the Nine Mile Point 2 nuclear

plant eliminated all generation stranded costs, including

nuclear stranded costs.3 With the cash proceeds from the

sale of generation, the company's strategy has been to

selectively grow its electric and natural gas distribution

businesses.

     Upon completion of the transactions, Energy East will

have the scale and critical mass necessary to succeed in

today's ever-changing energy marketplace. Energy East will

become one of the largest energy providers in the Northeast

and will have more than 1.3 million electric customers and

more than 500,000 natural gas customers in Connecticut,

Maine and New York.

     Energy East is committed to competitive electric and

natural gas markets, open to all qualified suppliers, while

maintaining the highest reliability and customer service

standards. Energy East is also committed to introducing an

innovative new approach to natural gas ratemaking in

Connecticut with its proposal for a Rate Plan Alternative

("RPA") - rate regulation which rewards the utility for

achieving growth and assuming risks while providing

ratepayers with rate certainty and revenue sharing above

certain earnings thresholds. Energy East intends to use its

strong balance sheet and the proceeds from the sale of its

generation assets to selectively grow Connecticut Energy's

and CTG Resources' distribution business in Connecticut.

Connecticut Energy and Energy East believe that this

transaction presents a unique opportunity to increase

competition for both electricity and natural gas in

Connecticut.

     Energy East has all the necessary qualifications to

acquire control of Connecticut Energy and has satisfied,

through this Application, the statutory prerequisites for

approval of the Merger.

     The ability of Southern to provide safe, adequate and

reliable service through its plant, equipment and manner of

operation will not be adversely affected by the Merger.

Indeed it will be enhanced.  Southern will continue to be

regulated as a public service company by the DPUC and will

continue to remain subject to federal regulation.  The

change of control will not affect the ability of the DPUC to regulate the operations of Southern. Southern (and

Connecticut Energy) will remain headquartered in Bridgeport

and Southern's local management will continue. Any employee

reductions that result from the transaction will be

accomplished through attrition wherever possible.

Furthermore, Southern's infrastructure improvements and

charitable contributions to its communities will increase

from current levels.

     The merger of Connecticut Energy and Energy East will

benefit Southern, Southern employees, its customers, and

Connecticut.

I.   INTRODUCTION

     Energy East Corporation and Connecticut Energy

(collectively "Applicants") herein request that the

Department of Public Utility Control ("Department") approve

the change of control of Connecticut Energy, and

particularly its regulated subsidiary, Southern, to Energy

East. This application ("Application") is made pursuant to

Connecticut General Statutes ("Conn. Gen. Stat.") 16-47 and

16-1-65A and 16-1-65B of the Regulations of Connecticut

State Agencies ("R.C.S.A.").

     The proposed change of control transaction is

structured as a merger of Merger Co., ("Merger Sub")4 and

Connecticut Energy. Connecticut Energy will merge into

Merger Sub, with Merger Sub being the surviving company and

Merger Sub will continue to conduct Connecticut Energy's

utility operations as a direct wholly-owned subsidiary of

Energy East (the "Merger"). Merger Sub will be renamed

"Connecticut Energy Corporation". As a result of the

transaction, Merger Sub will become a wholly-owned first

tier subsidiary of Energy East, with Southern remaining as a first tier wholly-owned subsidiary of Merger Sub.5  Southern will, after consummation of the Merger, become an indirect

wholly-owned subsidiary of Energy East. There is no merger

of public service companies.6  The change of control

transaction will not affect the Department's ability to

regulate the operations of Southern.

     Southern's management will remain in place, including

the Chairman, President and Chief Executive Officer ("CEO"),

who will remain located in Bridgeport.  Southern's CEO will

also become an officer of Energy East and a member of the

Energy East Board of Directors, and the current Southern

Board of Directors will continue as an Advisory Board with

responsibility for local community issues, including the

investment of $500,000 in community activities.  All of

these efforts will ensure continued control and involvement

by current Connecticut Energy and Southern management in

Southern's future after the merger is completed.

     To effectuate the transaction, Energy East and

Connecticut Energy have executed an Agreement and Plan of

Merger ("Merger Agreement"), dated April 23, 1999, a copy of which is attached as Exhibit 1, and described in more detail below. The proposed transaction will be consummated in

accordance with all applicable federal and state laws and

regulations, including, but not limited to, the Securities

Act of 1933, the Securities Exchange Act of 1934, the Hart-

Scott-Rodino Antitrust Improvements Act of 1976,7 and rules

promulgated thereunder, the Natural Gas Act8, the

Communications Act of 19349, the Public Utility Holding

Company Act of 1935 ("PUHCA") and the Connecticut Business

Corporation Act. The Merger must be approved by Connecticut

Energy shareholders10, the Department and the Securities and

Exchange Commission ("SEC")  pursuant to PUHCA.

     The Merger will become effective when the parties to

the Merger Agreement file a certificate of merger with the

Secretary of State of Connecticut in accordance with the

Connecticut Business Corporation Act, or at a later time

that Energy East and Connecticut Energy may specify in the

certificate of merger. If the Merger is approved at the

Special Meeting, the effective time will occur as promptly

as possible after satisfaction or waiver of the remaining

conditions to the merger contained in the Merger Agreement,

including the receipt of regulatory approvals.

     The Merger Agreement commits Energy East and

Connecticut Energy to consummate the transaction once all

regulatory and other required approvals are obtained.11  The

Applicants desire to complete the Merger as expeditiously as possible.12  The speed at which regulatory, technological and competitive changes in the electric and natural gas utility

and nonutility energy industries are occurring makes it

important for the Department to act expeditiously on this

Application. In addition, the pendency of the Merger creates market uncertainties and delays the expected benefits of the

Merger. Accordingly, the Applicants urge the Department to

act as expeditiously as possible to approve the proposed

Merger. The Applicants will work cooperatively with the

relevant governmental agencies, including the Department, to minimize any delay.13

     Based on the information provided herein, the

Applicants respectfully request that the Department find

that Energy East has satisfied the statutory criteria in

Conn. Gen. Stat. 16-47.  In particular, Applicants request

that the Department find that:  (i) Energy East has the

financial, technological and managerial suitability and

responsibility to obtain control of Connecticut Energy and

Southern; (ii) Southern's ability to provide safe, adequate

and reliable service using its plant, equipment and manner

of operation will not be adversely affected if the Merger is approved; and (iii) the approval of the Merger will not have any effect on the location and accessibility of management

and operations and on the proportion and number of state

resident employees.


II.  DESCRIPTION OF APPLICANTS

     A. Energy East Corporation

     The legal name and principal place of business of

Energy East is:

            Energy East Corporation
            One Canterbury Green
            P.O. Box 1196
            Stamford, Connecticut  06904-1196


     Energy East is a corporation created and existing under

the laws of the State of New York, and has its principal

office in Stamford, Connecticut. Energy East was formed in

1997 and became the parent of NYSEG on May 1, 1998. Energy

East, which is currently an exempt public utility holding

company under PUHCA, intends to register with the SEC as a

holding company under the Act. Energy East is an energy

delivery, products and services holding company with

subsidiary operations in New York, Massachusetts, Maine, New

Hampshire, Vermont and New Jersey, and has corporate offices in New York and Connecticut. Energy East's nonutility

subsidiaries include Xenergy Enterprises, Inc. and Energy

East Enterprises, Inc., which invest in energy ventures and

providers of energy and telecommunications services.  As a

holding company, Energy East neither owns nor operates any

physical properties.

     NYSEG, Energy East's principal subsidiary, is a public

utility company engaged primarily in purchasing,

transmitting and distributing electricity and purchasing,

transporting, and distributing natural gas. As part of

corporate strategy, it recently completed a divestiture of

all of its coal-fired electric generation facilities (2300

MW). In accordance with its strategy of exiting the base-

load power generation business, NYSEG recently agreed to

sell its 18% nonoperating interest in the Nine Mile Point 2

nuclear plant located in Oswego, New York, which transaction is expected to close early next year.  NYSEG's service

territory, 99% of which is located outside the corporate

limits of cities, is in the central, eastern and western

parts of the State of New York. NYSEG's service territory

has an area of approximately 19,900 square miles and a

population of 2,400,000. The larger cities in which NYSEG

serves both electricity and natural gas customers are

Binghamton, Elmira, Auburn, Geneva, Ithaca and Lockport.

NYSEG serves approximately 817,000 electric customers and

243,000 natural gas customers. The service territory

reflects a diversified economy, including high-tech firms,

light industry, colleges and universities, agriculture, and

recreational facilities. No customer accounts for 5% or more of either electric or natural gas revenues. During 1996

through 1998, approximately 84% of NYSEG's operating

revenues were derived from electric service with the balance derived from natural gas service.

     Upon final approval of Energy East's announced merger

with CMP Group, Energy East also is gaining control of

Central Maine Power Company, which serves 530,000 electric

customers in Central and Southern Maine.  The transaction,

which values CMP Group common equity at approximately $957

million and includes the assumption of $271 million in

preferred stock and long-term debt, has no adverse affect on

Energy East's merger with Connecticut Energy.

     Upon final approval of Energy East's announced merger

with CTG Resources, Inc., Energy East would also gain

control of Connecticut Natural Gas Corporation, which serves approximately 142,000 customers in 21 municipalities in

Connecticut, principally in greater Hartford and Greenwich.

The transaction, which values CTG Resources common equity at approximately $355 million and includes the assumption of

$220 million in long-term debt, likewise has no adverse

affect on Energy East's merger with Connecticut Energy.

     At a time when Connecticut's electric utilities have

been grappling with electric deregulation, Energy East

brings into Connecticut NYSEG's experience in recently

concluding a successful sale of coal-fired electric

generation assets, which produced after-tax proceeds of $1.3 billion in cash and the recently announced sale of NYSEG's

18% ownership in the Nine Mile Point.   These sales have

eliminated all generation stranded costs, including nuclear

stranded costs. Furthermore, NYSEG has completely opened its gas distribution system to competition for all consumer

sectors. As of August 1, 1999, NYSEG's electric distribution system will be open to all qualified electric suppliers to

serve any of NYSEG's nearly 817,000 electric customers who

elect to switch.

     Energy East's consolidated 1998 adjusted revenues were

$2,499,418,000, with a net income of $194,205,000.

Additional financial information regarding Energy East is

attached hereto in the Proxy (Exhibit 2) and in Exhibit 3.



     B. Connecticut Energy Corporation

     The legal name and principal place of business of

Connecticut Energy is:

            Connecticut Energy Corporation
            855 Main Street
            Bridgeport, Connecticut 06604

     Connecticut Energy, a Connecticut corporation, is an

exempt public utility holding company.14 As such, Connecticut

Energy neither owns nor operates any physical properties. It has four direct wholly-owned subsidiaries, all engaged in

the functionally distinct operations described below.

Connecticut Energy is engaged, through its subsidiaries, in

operations principally in Connecticut, with retail marketing of natural gas in Massachusetts, New Hampshire, Rhode

Island, Connecticut, and to a few customers in New York.

     The Southern Connecticut Gas Company.  Southern, a

Connecticut public service company wholly-owned by

Connecticut Energy, is primarily engaged in the retail

distribution of natural gas for residential, commercial, and industrial uses and the transportation of natural gas for

commercial and industrial uses. Southern's predecessor

companies, New Haven Gas Company and The Bridgeport Gas

Company, originally were incorporated in Connecticut in 1847 and 1849, respectively. Southern was formed in 1967 as a

result of the merger of New Haven Gas Company and The

Bridgeport Gas Company. Southern serves approximately

158,000 customers in Connecticut.

     CNE Energy Services Group, Inc.  CNE Energy, a

Connecticut corporation wholly-owned by Connecticut Energy,

provides energy products and services to commercial and

industrial customers in New England and to a few customers

in New York, both on its own and through its participation

as a member in various energy-related limited liability

companies.

     CNE Development Corporation.  CNE Development, a

Connecticut corporation wholly-owned by Connecticut Energy,

markets natural gas through equity participation in a

natural gas purchasing cooperative.

     CNE Venture-Tech, Inc.  CNE Venture-Tech, a Connecticut

corporation and a wholly-owned subsidiary of Connecticut

Energy, invests in ventures that produce or market

technologically advanced energy-related products. CNE

Venture-Tech owns 100 percent of the member interest of CIS

Service Bureau, LLC, a Delaware limited liability company

providing service bureau access to customer billing software and other related services for local distribution and other

utility-type companies.

     Connecticut Energy's operating revenues totaled

approximately $242,431,000 for the fiscal year ended

September 30, 1998. Connecticut Energy's consolidated net

income for the same period was $19 million. Connecticut

Energy and its subsidiaries had 480 full-time employees as

of December 31, 1998. Southern had 467 employees as of

December 31, 1998. Additional consolidated financial

information regarding Connecticut Energy is attached hereto

as Exhibits 2, 3 and 4.


     C. Communications/Correspondence

     All communications and correspondence with respect to

this Application should be addressed or directed to the

attorneys for Energy East as follows:

            Kenneth M. Jasinski, Executive Vice President &
            General Counsel
            Energy East Corporation
            One Canterbury Green
            P.O. Box 1196
            Stamford, Connecticut  06904-1196
            Telephone:          (203) 325-0690
            Facsimile:               (203) 325-1901

            with copies to:

            James E. Rice
            Brody, Wilkinson and Ober, P.C.
            2507 Post Road
            Southport, CT  06490-1259
            Telephone:          (203) 319-7112
            Facsimile:               (203) 254-1772

            and to the attorney for Connecticut Energy:

            David Silverstone
            855 Main Street
            Bridgeport, Connecticut  06604
            Telephone:          (203) 382-8301
            Facsimile:               (203) 382-8357


III. REASONS FOR THE MERGER AND DESCRIPTION OF THE
     TRANSACTION

     A. Reasons for the Merger

      The Boards of Directors and management of Energy East

and Connecticut Energy believe that the Merger will help

position their combined companies to become one of the

premier distribution companies for energy and other services in the northeastern United States by increasing financial

flexibility and providing strategic growth opportunities

that will benefit both companies and their customers,

employees, and shareholders in a manner that neither company could achieve on its own.

        1. Enhanced Competition

     The Applicants believe the merger will join two

companies with complementary operations as well as a common

vision of the future of the retail and wholesale energy

markets in the northeastern region of the United States.  As a result of utility deregulation and the increasingly-

competitive pressures electric and natural gas utility

companies face in the northeastern United States, natural

gas distribution companies must be efficient, low-cost

suppliers of energy and related services with a diverse

customer base.  The Applicants believe the merger will allow

Connecticut Energy to achieve these goals and , especially

when combined with the opportunities that the CTG Resources

and CMP Group mergers present, will provide substantial

strategic and financial benefits to Connecticut Energy.

     A combination of the companies' complementary expertise

and infrastructure, including Connecticut Energy's

competitive natural gas distribution facilities in

Connecticut and Energy East's diversified electric and

natural gas businesses throughout the northeastern United

States, will provide the combined company with the size and

scope necessary to be an effective participant in the

emerging and increasingly competitive electric and natural

gas markets.  With Energy East's strong capital base, the

combined company intends to invest in the expansion of

Connecticut Energy's and CTG Resources' gas distribution

systems and enhance marketing efforts in order to

significantly increase competition and customer choice in

Connecticut.

     A combined company will also use its distribution

channels to market a portfolio of energy-related services

throughout the northeastern United States.  The merger will

create a company with the ability to develop and market

competitive new products and services and to provide

integrated energy solutions for its customers.

     The combined company will also be financially stronger

and will have a broader customer base than Connecticut

Energy as an independent entity.  Based on the 1998 results

for Connecticut Energy and Energy East, the total annual

revenues for the combined company for the first year after

the merger is projected to be approximately $3.385 billion.15

In addition, the combined company will serve approximately

1.3 million electric customers in New York and Maine and

more than 500,000 natural gas customers in New York and

Connecticut.16  This will allow Connecticut Energy to make

the investments in infrastructure necessary to substantially expand Connecticut Energy's customer base.

        2. New Regulatory Framework

     Energy East intends to introduce its RPA, a regulatory

framework for competitive growth in southern Connecticut to

achieve consumer benefits and the Applicants' objectives.

This regulatory framework has the following characteristics:

-    Four Year Term;

- Price cap for residential sales customers (including gas costs) and flexible pricing for non-residential sales customers, who would have the option of selecting a fixed or an indexed price based on the market price of gas supply where Southern would absorb any changes in gas costs;

-    Elimination of the effects of the Purchased Gas
Adjustment and associated future deferrals and relief from the Department's Decision in Docket No. 94-01-12 regarding hedging transactions;

- Competitive Earnings Sharing Mechanism - 50% to customers and 50% to shareholders for earnings over a 13.5% threshold;

- Open access for all approved customers and qualified suppliers;

- Negotiated pricing and service offerings for large non-residential customers using over 5,000 dekatherms annually without pre-approval from the DPUC;

-    Implementation of BTU billing (therms);

- Adoption of performance standards for measuring service quality; and

-    Adoption of exogenous cost factors.

     The details of this regulatory framework are set forth

in the testimony of George Bonner, filed in Docket No. 99-04-

18, Application of The Southern Connecticut Gas Company to

Increase its Rates and Charges, Phase II.



     B. A Description of the Transaction

     The Merger Agreement provides that Connecticut Energy

will merge into Merger Co., a wholly-owned subsidiary of

Energy East.  Merger Co. will be the surviving company and

will continue to conduct Connecticut Energy's utility and

nonutility operations as a direct, wholly-owned subsidiary

of Energy East. In the merger, each outstanding Connecticut

Energy share (other than those that are held by Connecticut

Energy shareholders who have not voted in favor of the

merger and have properly demanded dissenters' rights) will

be converted into the right to receive cash, Energy East

shares or a combination of cash and Energy East shares.

     Each eligible Connecticut Energy shareholder can elect

the form of consideration he or she would like to receive,

but this election is subject to proration and an adjustment

driven by tax considerations. Under the merger agreement,

50% of all issued and outstanding Connecticut Energy shares

must be exchanged for cash, and 50% must be exchanged for

Energy East shares. If Connecticut Energy shareholders

owning in excess of 50% of Connecticut Energy shares elect

to receive cash, the number of Connecticut Energy shares

converted into cash will be less than the number elected.

Similarly, if Connecticut Energy shareholders owning in

excess of 50% of Connecticut Energy shares elect to receive

Energy East shares, the number of Connecticut Energy shares

converted into stock will be less than the number elected.

For tax reasons, Energy East may have to increase the number of Connecticut Energy shares converted into Energy East

shares and decrease the number of Connecticut Energy shares

converted into cash.

     The per share cash consideration amounts to $42.00 in

cash, without interest. The per share stock consideration is a number of Energy East shares that will vary depending on

the "Average Market Price," which is the average of the

closing prices of Energy East shares on the New York Stock

Exchange during the 20 trading days immediately preceding

the second trading day prior to the effective time of the

merger. If the Average Market Price is between $23.10 per

share and $29.40 per share, then each Connecticut Energy

share converted into stock will be exchanged for $42.00

worth of Energy East shares. For example, if the Average

Market Price is $28.00, each Connecticut Energy share

converted into stock will be exchanged for 1.5 Energy East

shares. If the Average Market Price is less than or equal to

$23.10, then each Connecticut Energy share converted into

stock will be exchanged for 1.82 Energy East shares,

irrespective of the value of those shares. Finally, if the

Average Market Price is greater than or equal to $29.40 per

share, then each Connecticut Energy share can be exchanged

for 1.43 Energy East shares, again irrespective of the value of those shares.

     The total value of consideration to be received by

Connecticut Energy shareholders in the merger, based on the

number of Connecticut Energy shares outstanding on  July 12,

1999 and assuming that the Average Market Price of Energy

East is between $23.10 per share and $29.40 per share, is

approximately $436.5 million . Energy East anticipates

funding the cash portion of the merger consideration with

internally generated funds or the proceeds from the sale of

its generation assets.


IV.  ALL OF THE STATUTORY CONDITIONS UNDER CONN. GEN. STAT.
16-47 ARE SATISFIED FOR THE DEPARTMENT TO APPROVE THE
CHANGE IN CONTROL

     Energy East has all of the necessary qualifications to

acquire control of Connecticut Energy and its regulated

subsidiary, Southern, and has satisfied, through this

Application, the statutory prerequisites for approval of the

Merger.  In analyzing the transfer of control under Conn.

Gen. Stat. 16-47, the Department is required to take into

consideration:  (i) the financial, technological and

managerial suitability and responsibility of Energy East;

(ii) the ability of Southern to provide safe, adequate and

reliable service to the public through its plant, equipment

and operations, assuming the Application is approved by the

Department; and (iii) the effect of the approval on the

location and accessibility of management and operations and

on the proportions and number of state resident employees in

Connecticut.  As discussed below and in the numerous

exhibits attached, all the requirements in Conn. Gen. Stat.

16-47 are satisfied fully.

     A. Energy East is Financially Suitable to Acquire Control of Connecticut Energy

     Energy East is considered a progressive leader in the

introduction of competition to the natural gas and electric

industries. Total operating revenues were $2.5 billion in

1998, up 15 percent from the 1996 level of $2.17 billion.

Net income was $194 million in 1998, up 11 percent from $175 million in 1997. Earnings per share were also up to $1.517 in

1998, an increase of 18 percent compared to earnings per

share of $1.29 in 1997.  With these strong financial

     results, Energy East is better positioned to grow and meet the challenges of an emerging competitive market. Energy

East is in a strong financial position that makes it well

suited to acquire Connecticut Energy.  Energy East's total

return in 1998 significantly outperformed the Standard &

Poor's 500 Index. The very successful auction of NYSEG's

coal-fired generation facilities resulted in significant

gains that eliminated stranded costs, including nuclear

costs.  NYSEG's nuclear operating risk and the risk of

increasing decommissioning costs will also be eliminated as

a result of the recently announced sale of NYSEG's 18%

ownership in the Nine Mile 2 nuclear facility to AmerGen.

     Energy East recently received a credit rating upgrade

by Moody's from Baa1 to A3 and an upgrade of senior secured

debt by Standard & Poor's from BBB+ to A. The reduced risk

and the significant cash from the sale of generating assets

have put Energy East in a position from which it can expand

its core business.

     The merger of Energy East and Connecticut Energy will

result in a larger company with a significantly increased

customer base and revenue stream and will provide

significant growth potential that could not be achieved by

Connecticut Energy alone. The further addition of CMP Group

and CTG Resources will increase the growth potential even

more.



        B. Technological and Managerial Suitability of
        Energy East

     The best way to describe the technological and

managerial suitability and responsibility of Energy East to

exercise control over Connecticut Energy and Southern is to

look at the operation of Energy East's largest subsidiary,

NYSEG.  NYSEG is a combination electric and gas corporation

which provides electric service to 817,000 customers in 149

cities and villages, and 373 towns; and provides gas service to 243,000 customers in 85 cities and villages, and 143

towns.  The electric systems presently provide open access

transmission and distribution to large commercial and

industrial customers and, as of August 1, 1999, all

customers will be able to choose their own electric supplier and have the transmission and distribution service provided

by NYSEG.  The natural gas system has provided

transportation services for large customers since 1986, and

for all customers since 1996.  At the present time

approximately 38% of the throughput of the gas system is

third-party gas.  The gas business unit of NYSEG holds firm

transportation on 11 pipelines, and has contracted for

storage on three pipelines.  NYSEG also owns and operates

the only high deliverability salt storage field in the

Northeast.

     As of year end 1998, NYSEG owned and operateed 55 miles

of high pressure pipeline, 400 miles of transmission

pipeline, 4,000 miles of main, 3,200 miles of services, and

1,195 regulator stations.  NYSEG receives its gas at 85

separate delivery points and continues to add new delivery

points each year as NYSEG expands its service territory.  In the last four years, NYSEG has instituted service to 25 new

franchise areas in the State of New York, which is more

system expansion than all the other utility companies in New

York have added in the last 20 years.  In order to

successfully grow its system in a time of substantial change in the gas industry, it was necessary to develop a new

approach to providing service to the customers.  The

approach had many features and covered everything from gas

supply and operations to customer service and rates.

     In the operations area, NYSEG rewrote its operations

manual so that it meets and exceeds the requirements of the

safety codes of New York State and the U.S. Department of

Transportation.  Policies were instituted to provide for

more preventive maintenance, additional leak surveys and the repair of all leaks on the system, no matter how small.

NYSEG updated its meter testing lab with state-of-the-art

equipment to make it more efficient.  The gas training

department was enhanced to provide all the necessary

training and operator qualification training required to

meet the federal and state codes and job requirements and

also provide training to all fire, police and emergency

responders in the service territory so that they are capable of dealing with a gas emergency situation.

     NYSEG uses contractors to perform most of its

construction and main replacement through an alliance

program.  This program, which has been approved by the New

York Public Service Commission, allows NYSEG to work with a

select list of contractors instead of putting jobs out for

bid each time they come up.  Working with these select

contractors has resulted in a 35% reduction in the cost of

construction for NYSEG.

     The gas supply department purchases the gas necessary

to meet the customers' requirements and manages all of

NYSEG's pipeline and storage assets.  NYSEG purchases its

gas from approximately 25 different suppliers under varying

contract terms.  Approximately 45% of its gas is purchased

under contracts with a term of one to three years.  Twenty-

two percent is purchased under contracts with a term of less than one year, and 33% is purchased on the spot market.  The gas supply department, which includes a team of gas trading

specialists, also does the hedging required to manage

NYSEG's gas supply price risk and is constantly involved in

purchasing or selling futures, options, puts, calls and

swaps, and in release of pipeline capacity.  The gas supply

department also acts as an agent for many large industrial

customers by purchasing gas for them and arranging

transportation for them to city gates under long-term fixed-

price contracts.

     In the customer service area, a centralized call center

was established so that customer inquiries could be handled

more expeditiously and consistently.  The activities of the

customer service unit have resulted in NYSEG obtaining the

lowest customer complaint rate of any utility in the State

of New York, and an 85% customer satisfaction rating.

Another important part of customer service is NYSEG's

economic development department, which works with local

authorities to retain and attract industrial and commercial

customers to provide jobs within the communities and

marketing department which sells energy services directly

with large industrial and commercial customers.  The

economic development unit also develops a database for each

category of NYSEG's service territory relating to

facilities, real estate, taxes, utilities and special

incentives that could be available to industrial customers

moving into the area.  The unit then makes this data

available to companies throughout the United States and, in

some cases, other countries, to interest them in locating

new facilities in the service territory.  The key account

representatives work with the existing customers in order to retain companies in the service territory or to help them

expand and provide additional jobs in the service territory.

NYSEG has a program to make low interest loans available to

any industrial customer for new equipment in order to retain or obtain additional jobs, with the loan being paid back

from the margin of the gas services over three to five

years.  Also, the company will provide a special discounted

rate for any increased service that is utilized to provide

additional jobs.

     In summary, Energy East brings to Connecticut the

technological and managerial resources and experience from

NYSEG that perfectly complement those of Connecticut Energy

and the planned combination with CTG Resources.

     C. Southern Will Continue to Provide Safe, Adequate and Reliable
            Service to the Public

     The ability of Southern to provide safe, adequate and

reliable service through its plant, equipment and manner of

operation will not be adversely affected by the Merger but

rather will be enhanced.  Southern, which will continue to

be headquartered in Bridgeport, operated independently, and

regulated as a public service company in the manner

prescribed by Title 16 of the Connecticut General Statutes,

in regulations promulgated thereunder, and in DPUC decisions and orders. Southern also will continue to remain subject to various federal regulations, including regulations which (1)

provide for emergency authority and curtailment allocations

under the Natural Gas Policy Act of 1978 when pipeline

supplies are limited and (2) establish certain retail

policies for natural gas utilities under the Public Utility

Regulatory Policies Act of 1978. Southern will likewise

continue to be subject to the Natural Gas Pipeline Safety

Act of 1968 with respect to the construction, operation and

maintenance of its mains, services and LNG Facility as well

as other federal regulations pertaining to safety standards

concerning such facilities.

     Upon completion of the Merger, Southern anticipates no

adverse impact on its commitment to providing safe, adequate and reliable service to the public through Southern's plant,

equipment and manner of operation. Southern's maintenance

and operation of its gas distribution system facilities will not change. Southern's investments in infrastructure will

not be adversely affected and are expected to increase

especially in those areas of Southern's franchise territory

to which Southern has not yet extended service and in

additional investments in replacement of cast iron and bare

steel.  Southern has recently completed its implementation

of a new customer information system, which enhances

Southern's ability to provide safe, adequate and reliable

service to the public. To further ensure reliability, the

modernization of this major computer system, along with the

addition of mobile data terminal interfaces in each of

Southern's service vehicles and interfaces to the existing

electronic terminals on customer meters, provides new

enhancements and efficiencies to Southern's existing high

quality customer service system. These and other similar

projects to ensure reliability will not be adversely

affected by the Merger.


        D. Management and Operations

        1.  Location and Access of Management and Operations

     Southern expects no adverse change in management or

operations as a result of the Merger. The Merger Agreement

provides that Energy East will not make involuntary

employment reductions, Southern's chief executive officer

will continue in that capacity for Southern and Connecticut

Energy, and Southern's operating headquarters will remain in

Bridgeport. In addition, Connecticut Energy's Chairman and

CEO will become an officer of Energy East and a member of

the Energy East Board, and the existing Southern Board will

continue as an Advisory Board. Both Southern's headquarters

and Southern's Operations Center in Orange are subject to

long-term leases unaffected by the Merger. Books and records relevant to Southern's utility operations will remain in

Connecticut. Furthermore, the Southern employees with whom

the Department interacts in response to consumer complaints,

operational issues, and regulatory matters will not change

their locations. The Department and the public will continue to have access to Southern management after the Merger.

     Since the service obligations of Southern will

continue, approval of the Merger should not have any adverse effects on the number of Connecticut residents employed by

Southern. The Merger Agreement stipulates that the corporate headquarters of two of Energy East's unregulated

subsidiaries, Xenergy Enterprises, Inc., and Energy East

Enterprises, Inc., will move to Connecticut after the Merger is completed.

V.   THE MERGER WILL BENEFIT CONNECTICUT, EMPLOYEES AND
     CONSUMERS

     The Merger will join two companies with complementary

operations as well as a common vision of the future of the

retail and wholesale energy markets in the northeastern

region of the United States. As a result of utility

deregulation and the increasingly competitive pressures

faced by electric and natural gas utility companies in the

Northeast, the Applicants believe that in order to succeed

in such a market, Connecticut Energy must be an efficient,

low-cost supplier of energy and related services with a

diverse customer base. The Connecticut Energy Board of

Directors expects the Merger to allow Connecticut Energy to

achieve these goals and to provide substantial strategic and financial benefits.  Furthermore, Energy East and NYSEG,

together with Connecticut Energy, CTG Resources, and CMP

Group, can leverage its collective experience and skills to

profitably grow its utility and non-utility businesses in

its expanded service territory.  The combined companies will have the assets and superior management team (which includes

Connecticut Energy and Southern participation) to succeed.

     The Merger will therefore benefit Southern, Southern's

employees, natural gas consumers within Southern's franchise territory (including those potential customers not currently served), and consumers of unbundled utility services

throughout Connecticut. The combined experience and

resources of Connecticut Energy and Energy East will provide increased expertise, financial resources and economies of

scale. These greater resources will enable Southern and

Connecticut Energy to: (i) accelerate investments in

marketing efforts and infrastructure to achieve distribution system expansion to increase natural gas market penetration

within the franchise territory; (ii) continue Southern's

commitment to service quality in an increasingly-competitive and dynamic regulatory environment; and (iii) introduce new

energy-related products and services to provide integrated

energy solutions for customers within Southern's franchise

territory and throughout Connecticut.

     As the Department is well aware, the natural gas

industry is in the midst of a transition from bundled to

unbundled service. Unbundling began in Connecticut as of

April 1, 1996 with respect to commercial and industrial

customers. The process of unbundling to residential

customers is being examined. This creates a climate of

competitive and increasingly dynamic forces in which

Southern operates. Against that background, Southern now

provides natural gas service to less than fifty (50%)

percent of the potential utility customers on main and 38%

of the potential utility customers within its franchise

territory in the twenty-two communities in which Southern

currently serves. While Southern is authorized to install

mains and sell natural gas in another ten communities in its franchise territory, Southern currently has no facilities in these towns.

     Historically, Southern has balanced its desire to

invest in system expansion with prudent fiscal management

policies and limits on Southern's ability to borrow to make

such infrastructure investments. Especially with

deregulation and the other increasingly competitive

pressures Southern faces, the Merger provides Southern with

a substantial increase in financial stability and access to

capital which will provide greater opportunities to invest

in system expansion and further penetrate Southern's

franchise territory. This new financial strength through a

combined company, which will have a broader customer base

than either Connecticut Energy or Energy East as independent entities, will benefit Southern, Southern's employees and

all consumers in Connecticut, especially those consumers

situated in Southern's franchise territory.  Upon completion of all three of the pending transactions with Connecticut

Energy, CTG Resources and CMP Group, Energy East will have

the scale and critical mass necessary to succeed in today's

rapidly-changing energy marketplace.  Energy East will have

more than 1.3 million electric customers and more than

500,000 natural gas customers in Connecticut, Maine and New

York.

     The Merger will also allow Southern to continue its

commitment to the highest service quality in this

competitive environment while also maintaining Southern's

commitment to the communities which it serves. Southern has

already committed substantial resources to upgrading its

customer information system and other computer-related

hardware, software and telecommunications infrastructure, in part to mitigate risks associated with the Year 2000

problem. Southern's objective with its computer and

telecommunications infrastructure investments has been to

achieve efficiencies and quality in order to monitor and

record customer data with greater flexibility.

     As a result of the Merger, Southern is planning a

substantial increase in investments in infrastructure

improvements, including extending service to areas not

currently served and increasing replacements of cast iron

and bare steel mains.

     Southern's tradition of investing in Connecticut and

the communities in which it serves will continue as a result of the Merger and actually increase. Southern's operating

headquarters will remain in Bridgeport. Energy East also has pledged in the Merger Agreement not only to continue

Southern's historic level of charitable contributions, but

to increase the charitable contributions to $500,000 per

year. Southern also intends to continue employee programs

promoting volunteerism and supporting employee donations to

needy charities, especially in the communities in which

Southern serves. Southern therefore is continuing its rich

history as a generous corporate citizen in Connecticut.

     After the Merger and the completion of the CTG

Resources transaction, Energy East will be ideally

structured to offer Connecticut consumers new energy-related products and services which package integrated energy

solutions for customers within Southern's franchise

territory and throughout Connecticut. As previously-

mentioned, two of Energy East's subsidiaries, Xenergy

Enterprises and Energy East Enterprises, Inc., will relocate to Connecticut. Energy East and Connecticut Energy intend to integrate those Energy East subsidiaries with the nonutility operations of Connecticut Energy's current subsidiaries to

offer consumers in Connecticut and throughout the Northeast

region new energy-related products and services.

     As the benefits of electric deregulation become

available in Connecticut, the merged company's nonutility

subsidiaries will be ideally situated to offer meaningful

competition in the Connecticut electricity marketplace. At a time when many natural gas marketing companies are

struggling to survive in the climate of volatile natural gas prices and changing transportation tariff requirements

imposed by local distribution companies in Connecticut, the

merged company will also offer Connecticut's commercial and

industrial natural gas consumers a financially-solid natural gas marketing competitor. As the benefits of natural gas

deregulation become available to residential consumers in

Connecticut, the merged company's nonutility subsidiaries

will also be poised to deliver competitive energy products

and services to homeowners throughout Connecticut.  In

short, the Merger presents a unique opportunity for

Connecticut Energy to bring to Connecticut the resources of

a leading energy delivery, products and services company in

the Northeast region. Connecticut Energy's customers

throughout Connecticut will benefit from the Merger.

VI.  CONCLUSION

     For the reasons discussed above, the proposed Merger

meets applicable statutory requirements.  The Merger will

serve the interests of all customers of natural gas and

energy services in Connecticut in the context of a rapidly

changing natural gas and energy environment.  Accordingly,

Energy East and Connecticut Energy request the Department to approve the Merger.


                         Respectfully submitted,

                         ENERGY EAST CORPORATION



                         By:
                            Kenneth M. Jasinski
                            Executive Vice President and
                            General Counsel
                            One Canterbury Green
                            P.O. Box 1196
                            Stamford, Connecticut  06904-
                            1196
                            Tel: (203) 325-0690
                            Fax: (203) 325-1901



                         By:
                            James E. Rice
                            Brody, Wilkinson and Ober, P.C.
                            2507 Post Road
                            Southport, CT  06490-1259
                            Tel: (203) 319-7112
                            Fax: (203) 254-1772


                         CONNECTICUT ENERGY CORPORATION


                         By:
                            David Silverstone
                            855 Main Street
                            Bridgeport, Connecticut  06604
                            Tel: (203) 382-8301
                            Fax: (203) 382-8357

This document (including all Exhibits) contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, the ability to realize cost savings, and the timing and terms associated with obtaining regulatory approvals. Other factors include, but are not limited to, weather conditions, economic conditions in the companies' service territories, fluctuations in energy-related commodity prices, marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the Applicants' SEC reports.



                                           APPENDIX I
                                           Docket No. 99-07-
                                           July 22, 1999


I.   COMPLIANCE WITH CONN. GEN. STAT. 16-47 REQUIREMENTS

For purposes of the following R.C.S.A. sections, the Applicants are Energy East and Connecticut Energy:

Section 16-1-46(a)
                 Application should state clearly the
                 request for approval of the merger; cite the statutory provisions and authority under which authorization can be granted by the Department; and also include (a) name of each person seeking authorization and the address and principal place of business as well as the state under which the corporation was organized; (b) name, title, address and telephone number of the attorney to whom correspondence should be addressed and service made, (c) a concise and explicit statement of the facts relevant to the Department's authorization or approval including public convenience and necessity; and (d) an explanation of any unusual circumstances involving the petition or application, including emergency conditions.

                 (a)
                 See Application, Sections I, II.A., and
                 II.B.
                 (b)
                 See Application, Section II.C.
                 (c)
                 See Generally Application and Exhibits
                 thereto.
            (d) The Merger Agreement intends an effective time prior to
                 April 23, 2000.  See Merger Agreement at
            41 (Exhibit 1).


Section 16-1-65(a)
                 General description of the property, field of operation, and existing business interests of the applicant or description of the official, board or commission purporting to act under any governmental authority other than that of this state
                 (Connecticut) or of its divisions,
                 municipal corporations or courts.

See Exhibit 10  (Energy East SEC Form 10-K for year
                ended 12/31/98);
      Exhibit   (Energy East 1998 Annual Report).
11


Section 16-1-65(b)
                 Applicant's financial statement for the
                 most recent fiscal year and the pro forma period (include assumptions), giving effect to the acquisition, to include balance sheet, income statement and statement of source and application of funds.

See Exhibit 3   (Energy East and Connecticut Energy
                Unaudited Pro Forma Combined Financial
                Statements).


Section 16-1-65(c)
                 Applicant's most recent Form 10-K and
                 subsequent Forms 10-Q filed with the SEC or comparable information.

See  Exhibit 3   (Energy East and Connecticut Energy
                 Unaudited Pro Forma Combined Financial
                 Statements);
See  Exhibit 4   (Connecticut Energy SEC Form 10-K for
                 the fiscal year ending 9/30/98);
                 (Connecticut Energy SEC Form 10-Q of
Exhibit 5        the period ending);
                 (Connecticut Energy SEC Form 10-Q for
Exhibit 6        the period ending 3/31/99);
                 (Connecticut Energy SEC Form 10-K for
Exhibit 10       the year ending 12/31/98);
                 (Energy East 1998 Annual Report);
Exhibit 11
        Exhibit  (Energy East SEC Form 10-Q for the
12               period ending 3/31/99);
        Exhibit  (Connecticut Energy 1998 Annual Report
27               and 1998 Proxy Statement).


Section 16-1-65(d)
                 Applicant's most recent Form 8-K filed
                 with the SEC or comparable information.

                 See Exhibit 13     (Energy East SEC Form 8-
                 K dated 4/26/99);
                  Exhibit 18      (Connecticut Energy SEC
                 From 8-K dated 4/28/99).


Section 16-1-65(e)
                 Applicant's most recent annual report to stockholders, or comparable information is such report if not published.

                 See Exhibit 11     (Energy East 1998
                 Annual Report);
                   Exhibit 27     (Connecticut Energy 1998
                 Annual Report and 1998 Proxy Statement).


Section 16-1-65(f)
                 Applicant's latest proxy statement sent to stockholders, or comparable information if such report is not published.

                 See Exhibit 15     (Energy East Notice of
                 1999 Annual Meeting and Proxy Statement);
                   Exhibit 27     (Connecticut Energy 1998
                 Annual Report and 1998 Proxy Statement).


Section 16-1-65(g)
                 Description of transaction or series of
                 transactions, including intended
                 financing, by which the proposed
                 transaction will be effected, and
                 agreements or other instruments associated with the proposed transaction.

     See Application, Section III.B.,
       Exhibit   (Merger Agreement);
1
        Exhibit  (Final Draft Connecticut Energy Proxy
2                Statement/Prospectus as filed on
                 7/22/99 (the "Merger Proxy").


Section 16-1-65(h)                                        A
                 statement of the purpose and intent of the applicant in undertaking the proposed transaction(s).

     See Application, Section III.A.,
       Exhibit   (Merger Agreement);
1
       Exhibit   (Merger Proxy).
2


Section 16-1-65(i)                                        A
                 statement of the benefits, including
                 rates, standards of service and efficiency and adequacy of management, that would result to the customers and stockholders of the public service company or holding company the interference with, or acquisition or control of which, is the subject of the application (hereinafter
                 "affected company").

     See Application, Sections IV and V;
       Exhibit   (Merger Agreement);
1
       Exhibit   (Merger Proxy).
2


Section 16-1-65(j)
                 Any prospectus, official statement,
                 preliminary prospectus or preliminary
                 official statement prepared by or on
                 behalf of the applicant or any other
                 person with regard to the proposed
                 transaction.

See     Exhibit  (Energy East SEC Form S-4 Registration
14               Statement);
        Exhibit  (Merger Proxy);
2
        Exhibit  (Energy East SEC Form 8-K dated
13               4/26/99);
        Exhibit  (Connecticut Energy SEC Form 8-A/A
19               dated 5/14/99).


Section 16-1-65(k)    Applicant's capital structure and
                 capitalization ratios, present and pro
                 forma (include assumptions), assuming
                 approval of the proposed transaction.

                 See Exhibit 20      (Energy East Capital
                 Structure and Ratios, Including Pro
                 Forma);
                   Exhibit 25      (Connecticut Energy
                 Capital Structure and Ratios).


Section 16-1-65(l)
                 Applicant's interest (before and after
                 income taxes) and fixed charge coverages, present and pro forma (include assumptions), assuming approval of the proposed transaction.

                 See Exhibit 21      (Energy East Interest
                 and Fixed Charge Coverages, Including Pro
                 Forma).


Section 16-1-65(m)
                 Proposed table of organization of the
                 management of the applicant, and of the
                 affected company, after giving effect to the proposed transaction, including the name of each executive officer on each such proposed table of organization.

                 See Exhibit 6      (Connecticut Energy SEC
                 Form 10-Q for the period ending 3/31/99);
                   Exhibit 8      (Energy East and
                 Connecticut Energy Proposed Organization
                 Chart and Officers - Post Merger).


Section 16-1-65(n)
                 Names of the proposed members of the board of directors of the applicant, and of the affected company, after giving effect to the proposed transaction.


                 See Exhibit 9      (Energy East and
                 Connecticut Energy Proposed Boards of
                 Directors - Post Merger).


Section 16-1-65(o)
                 Narrative description of the proposed
                 operations of the applicant and the
                 affected company for the first calendar
                 year following the effectiveness of the
                 proposed transactions(s), including, but not limited to, employment levels and office and service center locations, and details of all changes from the existing operations of the affected company.

                 See Application, Section IV.


Section 16-1-65(p)                                        A
                 description of the experience of each of the applicants in the operation, management or control of any public service company, and, to the extent not otherwise provided, a statement as to the suitability of the applicants to control the affected company.

                 See Application, Sections II.A., II.B.,
                 IV.A., and IV.B.


Section 16-1-65(q)                                        A
                 list of all department orders, rulings and regulations in effect and applicable to the affected company, and an indication of those which the applicant proposes would be discontinued in connection with the proposed transaction(s), together with a statement of the reason for each such proposed discontinuance.

     The Applicants do not anticipate that the Merger will have any impact on any Department orders, rulings, or regulations in effect and applicable to Southern.


Section 16-1-65(r)                                        A
                 list of stockholder approval and all
                 federal, state and local governmental
                 approvals required in order to effect the proposed transaction(s), together with a description of the status of the applicant's efforts to obtain each such approval as of the date reasonably proximate to the date of the application.

Department of                     Hart-Scott-Rodino
Justice/Antitrust Division:       premerger notification to
                                  be filed as expeditiously
                                  as possible.  (The
                                  Department of Justice
                                  will conduct a review of
                                  the competitive aspects
                                  of the Merger
                                  transaction.)

Federal Trade Commission:         Premerger notification
                                  forms to be filed.

Securities and Exchange           Application seeking
Commission ("SEC"):               approval to be filed as
                                  soon as practicable.
Federal Communications            Application seeking
Commission ("FCC"):               approval for the transfer
                                  of control of certain FCC
                                  authorizations to be
                                  filed as soon as
                                  practicable.

Department of Public Utility      This Application.
Control

Connecticut Energy                Merger Proxy will be
shareholders:                     mailed to Shareholders
                                  during the week of July
                                  26, 1999A special meeting
                                  of Connecticut Energy
                                  shareholders is scheduled
                                  for September 14, 1999.



Section 16-1-65(s)                                        A
                 statement of the percentage of voting
                 securities of the affected company owned or controlled by the applicant, and control exercised or capable of being exercised over the public service company after the conclusion of the proposed transaction.

See     Exhibit  (Merger Proxy).
2


For purposes of the following R.C.S.A. sections "affected" company is interpreted to mean Connecticut Energy:

Section 16-1-65B(a)
                 Affected company's financial statements
                 for the most recent fiscal year and the
                 pro forma period (include assumptions),
                 with and without approval of the proposed transaction, to include balance sheet, income statement and statement of source and application of funds.

See  Exhibit 4   (Connecticut Energy SEC Form 10-K for
                 the fiscal year ending 9/30/98);
     Exhibit 5   (Connecticut Energy SEC Form 10-Q for
                 the period ending 12/31/98);
     Exhibit 6   (Connecticut Energy SEC Form 10-Q for
                 the period ending 3/31/99);
     Exhibit 27  (Connecticut Energy 1998 Annual Report
                 and 1998 Proxy Statement).


Section 16-1-65B(b)
                 Affected company's existing reporting
                 structure for personnel, from Connecticut local operations to chief executive officer, including board of directors.

                 See Exhibit 24     (Existing Connecticut
                 Energy Corporate Structure).


Section 16-1-65B(c)
                 Affected company's capital structure and capitalization ratios, present and pro forma (include assumptions), giving effect to the proposed transaction.

     See Exhibit 25     (Connecticut Energy Capital
     Structure and Ratios).


Section 16-1-65B(d)
                 Affected company:  any prospectus,
                 official statement, preliminary prospectus or preliminary official statement associated with the transaction for which approval is sought.

See  Exhibit 2   (Merger Proxy);
     Exhibit 18  (Connecticut Energy SEC Form 8-K dated
                 4/28/99);
     Exhibit 19  (Connecticut Energy SEC Form 8-A/A
                 dated 5/14/99).


Section 16-1-65B(e)
                 Affected company:  a statement of the
                 interference, authority or control that
                 applicant is capable of exercising over
                 the affected company after completion of the proposed transaction.

See  Exhibit 1  (Merger Agreement);
     Exhibit 2  (Merger Proxy).


II.  COMPLIANCE WITH CONN. GEN. STAT. 16-43 REQUIREMENTS

For purposes of the following regulations, the applicant is
Southern:

Section 16-1-61(a)(1)
                 Statement of financial condition of
                 applicant and surviving company.  These
                 statements must reflect the financial
                 condition of the surviving company before and after the merger.

See  Exhibit 22  (Southern Unaudited 1998 Financial
                 Statements);
See  Exhibit 23  (Southern Annual Report to DPUC on FERC
                 Form No. 2 for the period ending
                 9/30/99).


Section 16-1-61(a)(2)
                 Copy of the merger or acquisition
                 agreement.

                 See Exhibit 1      (Merger Agreement).


Section 16-1-61(a)(3)
                 Description of applicant's property, field of operation, original cost of property and equipment (individually or by class), cost of property and equipment to applicant, depreciation and amortization reserves applicable to such property and equipment (individually or by class).

See  Exhibit 26  (Southern Fixed Asset Report);
     Exhibit 2   (Merger Proxy).


Section 16-1-61(a)(4)
                 Financial structure of the deal.

     See Application, Section III.B.,
        Exhibit  (Merger Agreement);
1
      Exhibit 2  (Merger Proxy).



Section 16-1-61(a)(5)
                 Copies of instruments defining the terms of any proposed security, any plans or offers of reorganization or readjustment of indebtedness or capitalization, and any plan for the retirement or exchange of securities.
                 N/A


Section 16-1-61(a)(6)
                 Statement of the purpose for which the
                 securities are to be issued (including
                 some discussion of the consideration for the Merger and the method of arriving at that amount).
                 N/A


Section 16-1-61(a)(7)
                 Complete description of
                 obligations/liabilities assumed by
                 applicant.
                 N/A


Section 16-1-61(a)(8)
                 Copy of the latest proxy statement and
                 annual report of applicant or parent
                 company.

See  Exhibit 2   (Merger Proxy);
     Exhibit 27  (Connecticut Energy 1998 Annual Report
                 and 1998 Proxy Statement).


Section 16-1-61(a)(9)
                 Copies of all SEC filings of applicant or parent company in connection with the merger.

See  Exhibit 2   (Merger Proxy);
     Exhibit 18  (Connecticut Energy SEC Form 8-K dated
                 4/28/99);
     Exhibit 19  (Connecticut Energy SEC Form 8-A/A
                 dated 5/14/99).


Section 16-1-61(a)(10)
                 Description of the property involved in
                 the transaction.

See  Exhibit 26  (Southern Fixed Asset Report);
     Exhibit 2   (Merger Proxy).


Section 16-1-61(a)(11)
                 Certified copy of the Board of Directors resolutions approving the initiation of the acquisition.

                 See Exhibit 7        (Connecticut Energy
                 Board of Directors Resolutions).

                                          APPENDIX II
                                          Docket No. 99-07-
                                          July 22, 1999
                                          Consisting of 1
                                          page


Exhib                Title
 it

 1     Merger Agreement
 2     Connecticut Energy Proxy Statement/Prospectus
 3 Energy East and Connecticut Energy Unaudited Pro Forma Combined Financial Statements
 4     Connecticut Energy SEC Form 10-K for the fiscal year
       ending 9/30/98
 5     Connecticut Energy SEC Form 10-Q for the period ending
       12/31/98
 6     Connecticut Energy SEC Form 10-Q for the period ending
       3/31/99
 7     Connecticut Energy Board of Directors Resolutions
 8 Energy East and Connecticut Energy Proposed Organization Chart and Officers - Post Merger
 9     Energy East and Connecticut Energy Proposed Boards of
       Directors - Post Merger
 10    Energy East SEC Form 10-K for year ended 12/31/98
 11    Energy East 1998 Annual Report
 12    Energy East SEC Form 10-Q for the period ending
       3/31/99
 13    Energy East SEC Form 8-K dated 4/26/99
 14    Energy East SEC Form S-4 Registration Statement
 15    Energy East Notice of 1999 Annual Meeting and Proxy
       Statement
 16    Energy East SEC Form S-8/Registration Statement filed
       12/17/98
 17    Connecticut Energy SEC Form 8-K dated 3/4/99
 18    Connecticut Energy SEC Form 8-K dated 4/28/99
 19    Connecticut Energy SEC Form 8-A/A dated 5/14/99
 20    Energy East Capital Structure and Ratios, Including
       Pro Forma
 21    Energy East Interest and Fixed Charge Coverages,
       Including Pro Forma
 22    Southern Unaudited 1998 Financial Statement
 23 Southern Annual Report to DPUC on FERC Form No. 2 for the period ending 9/30/998
 24    Existing Connecticut Energy Corporate Structure
 25    Connecticut Energy Capital Structure and Ratios
 26    Southern Fixed Asset Report
 27    Connecticut Energy 1998 Annual Report and 1998 Proxy
       Statement
 28    Sworn Written Testimony of Robert E. Rude
 29    Sworn Written Testimony of George Bonner
 30    Sworn Written Testimony of Vincent L. Ammann, Jr.







_______________________________
1   In Docket No. 96-04-30, the Department approved
Southern's application to sublease its LNG Facility to an unregulated entity 50-percent owned by an affiliate so as to achieve ratepayer savings while optimizing the facility in the competitive wholesale gas supply marketplace.
2   In Docket No. 97-12-18, the Department approved an
agreement between Southern, a nonutility affiliate and a major gas customer which allocated construction financing risk to the nonutility affiliate and resulted in margin sharing between ratepayers, Southern and the nonutility affiliate.
3   The sale of the Nine Mile Point 2 nuclear plant is
expected to close early in 2000.
4   Merger Sub is a Connecticut corporation formed by Energy
East in April 1999 solely for the purpose of merging with Connecticut Energy. Merger Sub is wholly owned by Energy East. The mailing address of Merger Sub's principal executive offices is c/o Energy East Corporation, One Canterbury Green, Fourth Floor, Stamford, Connecticut, 06901.
5   Southern is subject to the jurisdiction of the
Department as a public service company pursuant to Title 16 of the Connecticut General Statutes: Southern is a "gas company" and therefore, by definition, a public service company. Conn. Gen. Stat. 16-1.
6   To the extent that the Department should find Conn. Gen.
Stat. 16-43 applicable to this Merger, the Applicants and Southern have filed herein all information required in R.C.S.A. 16-1-61, and request the Department to accept this Application as a request for approval under Conn. Gen. Stat. 16-43.
7   The Department of Justice ("DOJ") will conduct an
antitrust review of the transaction under Section 7A of the Clayton Act, 15 U.S.C. 18a, as added by Section 201 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Pub.
L. No. 94-435, 90 Stat. 1390.
8 The Federal Energy Regulatory Commission ("FERC") has issued a certificate of public convenience and necessity under Section 7(c) of the Natural Gas Act to Total Peaking Services, L.L.C. ("Total Peaking"), of which Connecticut Energy indirectly holds a fifty percent (50%) interest, with respect to the LNG Facility. Total Peaking is required to notify FERC of the merger and FERC may exercise its authority to re-examine Total Peaking's tariff sheets as a result of the merger.

9   Southern holds radio station licenses from the Federal
Communications Commission ("FCC") pursuant to the Communications Act of 1934 with respect to its dispatch center and certain of its communications equipment and devices. Southern will be applying to the FCC to approve transfer of the indirect holder of the licenses pursuant to 47 U.S.C. 310(d) as a result of the merger.
10   Shareholder approval of the merger transaction requires
the affirmative vote of the holders of at least two-thirds of the shares of Connecticut Energy common stock outstanding on the July 12, 1999 record date for the special meeting of Connecticut Energy shareholders to vote on the Merger. No approval by the shareholders of Energy East is required to effect the Merger. The Connecticut Energy Board of Directors has determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Connecticut Energy and have recommended unanimously that the Connecticut Energy shareholders vote for the Merger proposal. During the week of July 26, 1999, Connecticut Energy intends to mail its Proxy Statement/Prospectus to shareholders, a copy of which is annexed hereto as Exhibit
2. A special shareholders' meeting to vote on the Merger is scheduled for September 14, 1999 ("Special Meeting").
11   As part of Appendix I, the Applicants have provided a
brief description of the status of Applicants' efforts to obtain each such approval.
12   The Merger Agreement contemplates an effective date
prior to April 23, 2000 (or October 23, 2000, if the only barrier to closing is the inability to obtain the requisite governmental approvals).
13   Pursuant to Conn. Gen. Stat. 16-47(c), a surety bond in
the amount of $50,000, conditioned to indemnify the Department for such expenses, has been filed with the transmittal letter accompanying this Application.
14   Connecticut Energy is a holding company that is exempt
from the registration requirement of PUHCA.
15   This pro forma figure includes CMP Group and CTG
Resources financials and adjustments for, among other items, merger-related expenses. See Exhibit 2 of this Application for details.
16   With Energy East's merger with CMP Group and the
recently announced merger with CTG Resources, the combined company will have 1,347,000 electric customers in New York and Maine and more than 542,000 natural gas customers in Connecticut, Maine and New York.
17   Earnings per share restated on a post-split basis.